Exhibit 2.4

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

ENCOMPASS HEALTH CORPORATION

AND

ENHABIT, INC.

DATED AS OF JUNE 30, 2022

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ARTICLE VIII MISCELLANEOUS		16

Section 8.01.	Preservation of Rights to Amend	16
Section 8.02.	Fiduciary Matters	16
Section 8.03.	Information Sharing and Access.	16
Section 8.04.	Third-Party Beneficiaries	17
Section 8.05.	Further Assurances	17
Section 8.06.	Dispute Resolution	17
Section 8.07.	Incorporation of Separation and Distribution Agreement Provisions	17

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of June 30, 2022 (this “Agreement”), is by and between Encompass Health Corporation, a Delaware corporation (“Encompass”), and Enhabit, Inc., a Delaware corporation (“Enhabit”).

R E C I T A L S:

WHEREAS, the board of directors of Encompass (the “Encompass Board”) has determined that it is in the best interests of Encompass and its stockholders for Enhabit to operate the Enhabit Business as a separate, publicly traded company;

WHEREAS, in furtherance of the foregoing, the Encompass Board has determined that it is appropriate and desirable to separate the Enhabit Business from the other businesses conducted by Encompass (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Encompass Shares on the Record Date of all of the outstanding Enhabit Shares (the “Distribution”);

WHEREAS, Enhabit and Encompass have prepared, and Enhabit has filed with the SEC, the Form 10, which includes the Information Statement and which sets forth disclosures concerning Enhabit, the Separation and the Distribution;

WHEREAS, in order to effectuate the Separation and Distribution, Encompass and Enhabit have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Encompass and Enhabit relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“Affiliates” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 10.14 of the Separation and Distribution Agreement (Amendments).

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit-sharing plans, post-employment programs, pension plans, supplemental pension plans, welfare plans, stock purchase, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change-in-control protections or benefits, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code and including all regulations promulgated thereunder.

“Director Deferred Compensation Plan” shall mean the HealthSouth Corporation Directors’ Deferred Stock Investment Plan, as amended from time to time.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any Encompass Group Employee or Enhabit Group Employee.

“Encompass” shall have the meaning set forth in the Preamble.

“Encompass 401(k) Plan” shall mean the Encompass Health Retirement Investment Plan.

“Encompass Awards” shall mean Encompass Option Awards, Encompass Performance Share Unit Awards, Encompass Restricted Stock Awards and Encompass RSU Awards, collectively.

“Encompass Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Encompass or any of its Subsidiaries immediately prior to the Effective Time, but excluding any Enhabit Benefit Plan.

“Encompass Board” shall have the meaning set forth in the Recitals.

“Encompass Compensation Committee” shall mean the Compensation and Human Capital Committee of the Encompass Board.

“Encompass Deferred Compensation Plans” shall mean:  Encompass Health Corporation Nonqualified 401(k) Plan, as amended from time to time and the Director Deferred Compensation Plan.

“Encompass Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Encompass Non-Equity Incentive Practices” shall mean the corporate non-equity incentive practices of the Encompass Group.

“Encompass Omnibus Plan” shall mean any equity compensation plan sponsored or maintained by the Encompass immediately prior to the Effective Time, including the 2004 Amended and Restated Director Incentive Plan, 2008 Equity Incentive Plan and the HealthSouth Corporation 2016 Omnibus Performance Incentive Compensation Plan, as amended from time to time.

“Encompass Option Award” shall mean an award of options to purchase Encompass Shares granted pursuant to an Encompass Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Encompass Performance Share Unit Award” shall mean a performance share unit award outstanding as of immediately prior to the Effective Time that is subject to performance-based vesting, granted pursuant to the Encompass Omnibus Plan.

“Encompass Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Encompass Stock Value by (b) the Post-Separation Encompass Stock Value.

“Encompass Restricted Stock Award” shall mean a restricted stock award outstanding immediately prior to the Effective Time that is not subject to performance-based vesting conditions, granted pursuant to the Encompass Omnibus Plan.

“Encompass RSU Award” shall mean a restricted stock unit award outstanding as of immediately prior to the Effective Time that is not subject to performance-based vesting conditions, granted pursuant to the Encompass Omnibus Plan.

“Encompass Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Encompass Welfare Plan” shall mean any Encompass Benefit Plan that is a Welfare Plan.

“Enhabit” shall have the meaning set forth in the Preamble.

“Enhabit 401(k) Plan” shall mean the Encompass Home Health Savings Plan.

“Enhabit Awards” shall mean Enhabit Option Awards and Enhabit Restricted Stock Awards, collectively.

“Enhabit Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the Enhabit Group as of or after the Effective Time.

“Enhabit Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Enhabit Designees” shall have the meaning set forth in the Separation and Distribution Agreement.

“Enhabit Group Employees” shall have the meaning set forth in Section 3.01(a)(i).

“Enhabit Non-Equity Incentive Practices” shall mean the corporate non-equity incentive practices, as established by Enhabit as of the Effective Time pursuant to Section 4.03(a).

“Enhabit Omnibus Plan” shall mean the Enhabit 2022 Omnibus Performance Incentive Plan, as established by Enhabit as of the Effective Time pursuant to Section 4.01.

“Enhabit Option Award” shall mean an award of stock options assumed and granted by Enhabit pursuant to the Enhabit Omnibus Plan in accordance with Section 4.02(a).

“Enhabit Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Encompass Stock Value by (b) the Enhabit Stock Value.

“Enhabit Restricted Stock Award” shall mean an award of restricted stock that is not subject to performance-based vesting conditions, assumed and granted pursuant to the Enhabit Omnibus Plan in accordance with Section 4.02(b) or Section 4.02(c), as applicable.

“Enhabit Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Enhabit Stock Value” shall mean the closing per-share price of Enhabit Shares on the NYSE on the first regular trading session (9:30 a.m. to 4:00 p.m. EST) commencing after the Effective Time.

“Enhabit Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the Enhabit Group for the benefit of Enhabit Group Employees and Former Enhabit Group Employees.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Employees” shall mean Former Encompass Group Employees and Former Enhabit Group Employees.

“Former Encompass Group Employee” shall mean any individual who is a former employee of the Encompass Group as of the Effective Time and who is not a Former Enhabit Group Employee.

“Former Enhabit Group Employee” shall mean any individual who is a former employee of a Subsidiary that is part of the Enhabit Group as of immediately prior to termination of employment and whose termination of employment occurred prior to the Effective Time.

“Group” shall mean either the Enhabit Group or the Encompass Group, as the context requires.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change-in-control agreement, or (c) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Encompass Group and an Enhabit Group Employee or any Former Enhabit Group Employee, as in effect immediately prior to the Effective Time.

“Information Statement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Labor Agreement” shall have the meaning set forth in Section 2.01.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parties” shall mean the parties to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Separation Encompass Awards” shall mean Post-Separation Encompass Option Awards, Post-Separation Encompass Performance Share Unit Awards, Post-Separation Encompass Restricted Stock Awards and Post-Separation Encompass RSU Awards, collectively.

“Post-Separation Encompass Option Award” shall mean an Encompass Option Award, as adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Encompass Performance Share Unit Award” shall mean an Encompass Performance-Based Unit Award, as adjusted as of the Effective Time in accordance with Section 4.02(c), as applicable.

“Post-Separation Encompass Restricted Stock Award” shall mean an Encompass Restricted Stock Award, as adjusted as of the Effective Time in accordance with Section 4.02(d).

“Post-Separation Encompass RSU Award” shall mean an Encompass RSU Award, as adjusted as of the Effective Time in accordance with Section 4.02(d).

“Post-Separation Encompass Stock Value” shall mean the closing per-share price of Encompass Shares on the NYSE on the first regular trading session (9:30 a.m. to 4:00 p.m. EST) commencing after the Effective Time.

“Pre-Separation Encompass Stock Value” shall mean the closing per-share price of Encompass Shares trading “regular way with due bills” on the NYSE on the last regular trading session (9:30 am to 4:00 pm EST) ending prior to the Effective Time.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Restricted Employees” shall have the meaning set forth in Section 3.04(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the

Recitals.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” shall have the meaning set forth in the Separation and Distribution Agreement.

“Third Party” shall have the meaning set forth in the Separation and Distribution Agreement.

“Transferred Director” shall mean each Enhabit nonemployee director as of immediately after the Effective Time who last served on the Encompass Board on May 5, 2022.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts or severance.

Section 1.02. Interpretation.  Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.  All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative (each, a “Labor Agreement”).  Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement.  The provisions of this Agreement shall apply in respect of all jurisdictions.

(a)          Acceptance and Assumption of Enhabit Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Enhabit and the applicable Enhabit Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an Enhabit Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Encompass’s or Enhabit’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Encompass Group or the Enhabit Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Encompass Group or the Enhabit Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)          any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Enhabit Group Employees and Former Enhabit Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)          any and all Liabilities whatsoever with respect to claims under an Enhabit Benefit Plan;

(iii)          any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Enhabit Group Employees and Former Enhabit Group Employees; and

(iv)          any and all Liabilities expressly assumed or retained by any member of the Enhabit Group pursuant to this Agreement.

(b)          Acceptance and Assumption of Encompass Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Encompass and certain members of the Encompass Group designated by Encompass shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an Encompass Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Encompass’s or Enhabit’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Encompass Group or the Enhabit Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Encompass Group or the Enhabit Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)          any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Encompass Group Employees and Former Encompass Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)          any and all Liabilities whatsoever with respect to claims under an Encompass Benefit Plan;

(iii)          any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Encompass Group Employees and Former Encompass Group Employees; and

(iv)          any and all Liabilities expressly assumed or retained by any member of the Encompass Group pursuant to this Agreement.

(c)          Unaddressed Liabilities.  To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d)          Employment Litigation.  Notwithstanding anything contained herein to the contrary, Liabilities arising out of litigation involving Employees and Former Employee with respect to the termination of employment or violation of restrictive covenants shall be governed by the Separation and Distribution Agreement.

Section 2.02. Service Credit Recognized by Enhabit and Enhabit Benefit Plans.

(a)          Service Credit Generally.  As of the Effective Time, the Enhabit Benefit Plans shall, and Enhabit shall cause each member of the Enhabit Group to, recognize each Enhabit Group Employee’s and each Former Enhabit Group Employee’s full service with Encompass or any of its Subsidiaries or predecessor entities at or prior to the Effective Time, to the same extent that such service was recognized by Encompass for similar purposes prior to the Effective Time as if such full service had been performed for a member of the Enhabit Group, for purposes of eligibility, vesting and determination of level of benefits under any Enhabit Benefit Plans.

(b)          No Duplication or Acceleration of Benefits.  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits or recognition of compensation or other factors to the extent that receipt of such service credit or benefits or recognition of compensation or other factors would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan.  Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to (i) create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Encompass Group or member of the Enhabit Group on the part of any Employee or Former Employee or (ii) limit the ability of a member of the Encompass Group or Enhabit Group to amend, merge, modify, eliminate, reduce or otherwise alter in any respect any benefit under any Benefit Plan sponsored or maintained by a member of the Encompass Group or Enhabit Group, respectively, or any trust, insurance policy or funding vehicle related thereto.

(c)          Beneficiaries.  References to Encompass Group Employees, Former Encompass Group Employees, Enhabit Group Employees, Former Enhabit Group Employees, and current and former nonemployee directors of either Encompass or Enhabit shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

ARTICLE III
ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a)          Assignment and Transfer of Employees.  Effective as of no later than the Effective Time and except as otherwise agreed to by the Parties, (i) the applicable member of the Encompass Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Enhabit Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or an approved leave of absence) (collectively, the “Enhabit Group Employees”) is employed by a member of the Enhabit Group as of immediately after the Effective Time, and (ii) the applicable member of the Encompass Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Encompass Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or an approved leave of absence) and any other individual employed by the Encompass Group as of the Effective Time who is not an Enhabit Group Employee (collectively, the “Encompass Group Employees”) is employed by a member of the Encompass Group as of immediately after the Effective Time.  Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b)          At-Will Status.  Nothing in this Agreement shall create any obligation on the part of any member of the Encompass Group or any member of the Enhabit Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.  Except as provided in this Agreement, this Agreement shall not limit the ability of the Encompass Group or the Enhabit Group to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.

(c)          Non-compete, Severance, Change in Control, or Other Payments.  The Parties acknowledge and agree that the Separation, Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any Enhabit Group Employee or Encompass Group Employee to non-compete, severance, change in control, or other payments or benefits.

(d)          Not a Change in Control.  The Parties acknowledge and agree that neither the consummation of the Separation, Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Encompass Group or member of the Enhabit Group and except as provided in this Agreement or as otherwise required by applicable Law or Individual Agreement, no provision of this Agreement shall be construed to accelerate any vesting or create an right or entitlement to any compensation or benefits on the part of any Employee.

Section 3.02. Individual Agreements.

(a)          Assignment by Encompass.  To the extent necessary, Encompass shall assign, or cause an applicable member of the Encompass Group to assign, to Enhabit or another member of the Enhabit Group, as designated by Enhabit, all Individual Agreements (other than any provision relating to restrictive covenants), with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Enhabit Group shall be considered to be a successor to each member of the Encompass Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Enhabit Group shall enjoy all the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary); provided, further, that in no event shall Encompass be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against an Enhabit Group Employee or Former Enhabit Group Employee for action taken in such individual’s capacity as an Enhabit Group Employee or Former Enhabit Group Employee.

(b)          Assumption by Enhabit.  Effective as of the Effective Time, Enhabit shall, or shall cause the members of the Enhabit Group to, assume and honor any Individual Agreement to the extent assigned, including any obligations thereunder to which any Enhabit Group Employee or Former Enhabit Group Employee is a party with any member of the Encompass Group.

Section 3.03.          Consultation with Labor Representatives; Labor Agreements.  The Parties shall cooperate to notify, inform and/or consult with any labor union, works council or other labor representative regarding the Separation and Distributions to the extent required by Law or a Labor Agreement.  No later than as of immediately before the Effective Time, Enhabit shall have taken, or caused another member of the Enhabit Group to take, all actions that are necessary (if any) for Enhabit or another member of the Enhabit Group to (a) assume any Labor Agreements in effect with respect to Enhabit Group Employees and Former Enhabit Group Employees (excluding obligations thereunder with respect to any Encompass Group Employees or Former Encompass Group Employees, to the extent applicable) and (b) unless otherwise provided in this Agreement, assume and honor any obligations of the Encompass Group under any Labor Agreements as such obligations relate to Enhabit Group Employees and Former Enhabit Group Employees.  No later than as of immediately before the Effective Time, Encompass shall have taken, or caused another member of the Encompass Group to take, all actions that are necessary (if any) for Encompass or another member of the Encompass Group to (a) assume any Labor Agreements in effect with respect to Encompass Group Employees and Former Encompass Group Employees (excluding obligations thereunder with respect to any Enhabit Group Employees, or Former Enhabit Group Employees, the extent applicable) and (b) assume and honor any obligations of the Enhabit Group under any Labor Agreements as such obligations relate to Encompass Group Employees and Former Encompass Group Employees.

Section 3.04. Non-Solicitation; Non-Hire.

(a)          Non-Solicitation, Non-Hire.  Each Party agrees that, for the period of one (1) year immediately following the Effective Time, such Party shall, and shall cause each member in its Group, to not solicit for employment or hire any individual who is an employee at the level of director (eligible to participate in the Party’s senior management bonus plan) or above of a member of the other Group as of immediately prior to the Effective Time (“Restricted Employees”); provided that the foregoing restrictions shall not apply to:  (i) any Restricted Employee who terminates employment at least six (6) months prior to the applicable solicitation and/or hiring, (ii) the solicitation of a Restricted Employee whose employment was involuntarily terminated by the employing Party in a severance qualifying termination before the employment discussions with the soliciting Party commenced, and (iii) any Restricted Employee whose prospective employment is agreed to in writing by the soliciting Party and the employing Party, or in the case of a Restricted Employee who is not currently employed, the Party who last employed Restricted Employee; and provided, further, that it shall not be deemed to be a violation of the non-solicitation covenant of this Section 3.04 for either Party, or the members of its Group, to post a general solicitation that is not targeted at Restricted Employees of the other Party and the members of its Group.

(b)          Remedies; Enforcement.  Each Party acknowledges and agrees that (i) injury to the employing Party from any breach by the other Party of the obligations set forth in this Section 3.04 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 3.04, including monetary damages, would therefore be inadequate compensation for any loss and the employing Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 3.04, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.  Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 3.04 are an essential part of this Agreement and the transactions contemplated hereby.  It is the intent of the Parties that the provisions of this Section 3.04 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.  If any particular provision or portion of this Section 3.04 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

ARTICLE IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally.  Each Encompass Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, that, prior to the Effective Time, the Encompass Compensation Committee may provide for different adjustments with respect to some or all Encompass Awards to the extent that the Encompass Compensation Committee deems such adjustments necessary and appropriate.  Any adjustments made by the Encompass Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates.  Before the Effective Time, the Enhabit Omnibus Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.

(a)          Option Awards.  Each Encompass Option Award that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into either a Post-Separation Encompass Option Award or an Enhabit Option Award as described below:

(i)          Each Encompass Option Award held by an Encompass Group Employee and Former Employee shall be converted as of the Effective Time, through an adjustment thereto, into a Post-Separation Encompass Option Award and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Encompass Option Award immediately prior to the Effective Time.  From and after the Effective Time:

(A)          the number of Encompass Shares subject to such Post-Separation Encompass Option Award, shall be equal to the sum of all the Encompass Shares subject to all tranches of the Award where the number of Encompass Shares of each tranche is equal to the product, rounded down to the nearest whole number of shares for each tranche, obtained by multiplying (1) the number of Encompass Shares subject to the corresponding tranche of the Encompass Option Award immediately prior to the Effective Time, by (2) the Encompass Ratio; and

(B)          the per share exercise price of such Post-Separation Encompass Option Award, rounded up to the nearest cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding Encompass Option Award as of immediately prior to the Effective Time, by (2) the Encompass Ratio.

(ii)          Each Encompass Option Award held by an Enhabit Group Employee shall be converted as of the Effective Time into an Enhabit Option Award outstanding under the Enhabit Omnibus Plan and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Encompass Option Award immediately prior to the Effective Time.  From and after the Effective Time:

(A)          the number of Enhabit Shares subject to such Enhabit Option Award, shall be equal to the sum of all the Enhabit Shares subject to all tranches of the Award where the number of Enhabit Shares of each tranche is equal to the product, rounded down to the nearest whole number of shares for each tranche, obtained by multiplying (1) the number of Encompass Shares subject to the corresponding tranche of the Encompass Option Award immediately prior to the Effective Time, by (2) the Enhabit Ratio; and

(B)          the per share exercise price of such Enhabit Option Award, rounded up to the nearest cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding Encompass Option Award as of immediately prior to the Effective Time, by (2) the Enhabit Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Encompass Shares and Enhabit Shares subject to each Post-Separation Encompass Option Award and Enhabit Option Award, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b)          Restricted Stock Awards.  Each Encompass Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)          If the holder is an Encompass Group Employee, such award shall be converted, as of the Effective Time, into a Post-Separation Encompass Restricted Stock Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Encompass Restricted Stock Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Encompass Shares subject to such Post-Separation Encompass Restricted Stock Award shall be equal to the sum of all the Encompass Shares subject to all tranches of the Award where the number of Encompass Shares subject to each tranche is equal to the product, rounded up to the nearest whole number of shares for each such tranche, obtained by multiplying (A) the number of Encompass Shares subject to such tranche of the corresponding Encompass Restricted Stock Award immediately prior to the Effective Time, by (B) the Encompass Ratio.

(ii)          If the holder is an Enhabit Group Employee, such award shall be converted, as of the Effective Time, into an Enhabit Restricted Stock Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions  (including with respect to vesting) after the Effective Time as were applicable to such Encompass Restricted Stock Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Enhabit Shares subject to such Enhabit Restricted Stock Award shall be equal to the sum of all the Enhabit Shares subject to all tranches of the Award where the number of Enhabit Shares subject to each tranche is equal to the product, rounded up to the nearest whole number of shares for each such tranche, obtained by multiplying (A) the number of Encompass Shares subject to such tranche of the corresponding Encompass Restricted Stock Award immediately prior to the Effective Time, by (B) the Enhabit Ratio.

(c)          Performance Stock Unit Awards.  Each Encompass Performance Stock Unit Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)          If the holder is an Encompass Group Employee or Former Employee, such award shall be converted, as of the Effective Time, into a Post-Separation Encompass Performance Stock Unit Award, and shall, except as otherwise provided in this Section 4.02(c), be subject to the same terms and conditions (including with respect to time-based vesting) after the Effective Time as were applicable to such Encompass Performance Stock Unit Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Encompass Shares subject to such Post-Separation Encompass Performance Share Unit Award shall be equal to the sum of all the Encompass Shares subject to all tranches of the Award where the number of Encompass Shares subject to each tranche is equal to the product, rounded up to the nearest whole number of shares for each such tranche, obtained by multiplying (A) the number of Encompass Shares subject to such tranche of the corresponding Encompass Performance-Based RSU Award immediately prior to the Effective Time, by (B) the Encompass Ratio.  The applicable performance-based vesting conditions may be modified in a manner determined by the Encompass Compensation Committee prior to the Effective Time.

(ii)          If the holder is an Enhabit Group Employee, such award shall be converted, as of the Effective Time, into an Enhabit Restricted Stock Award, and shall, except as otherwise provided in this Section 4.02(c), be subject to the same terms and conditions (including with respect to time-based vesting) after the Effective Time as were applicable to such Encompass Performance Stock Unit Award immediately prior to the Effective Time; provided, however, that the Encompass Compensation Committee shall determine the number of Encompass Shares earned under such award as of immediately prior to the Effective Time based on the Encompass Compensation Committee’s determination of the level of achievement of the applicable performance objectives; and provided, further, that the number of Enhabit Shares subject to such Enhabit Restricted Stock Award shall be equal to the sum of all the Enhabit Shares subject to each tranche of the Award where the number of Shares subject to each tranche is equal to the product, rounded up to the nearest whole number of shares for each such tranche, obtained by multiplying (A) the number of Encompass Shares subject to such tranche of the corresponding Encompass Performance Share Unit Award immediately prior to the Effective Time, by (B) the Enhabit Ratio.

(d)          RSU Awards.  Each Encompass RSU Award that is outstanding as of immediately prior to the Effective Time and held by a Director or Transferred Director shall be converted in the same manner as described in Section 4.02(b)(i) into a Post-Separation Encompass RSU Award; provided that, for each Director or Transferred Director, the conversion shall be calculated for rounding purposes by treating all Encompass RSU Awards granted to such Director or Transferred Director prior to 2014 as one single award and all Encompass RSU Awards granted to such Director or Transferred Director after 2013 as another single award, in both cases without regard to any tranches.

(e)          Miscellaneous Award Terms.  None of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee or termination of service for any nonemployee director for purposes of any Post-Separation Encompass Award or any Enhabit Award.  After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Encompass Omnibus Plan applicable to such award (x) with respect to Post-Separation Encompass Awards shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Encompass Omnibus Plan, and (y) with respect to Enhabit Awards, shall be deemed to refer to a “Change in Control” as defined in the Enhabit Omnibus Plan.

(f)          Registration and Other Regulatory Requirements.  Enhabit agrees to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the Enhabit Shares authorized for issuance under the Enhabit Omnibus Plan, as required pursuant to the Securities Act, on or promptly following the Effective Time and in any event before the date of issuance of any Enhabit Shares pursuant to the Enhabit Omnibus Plan.  The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(f), including, to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

Section 4.03. Non-Equity Incentive Practices and Plans.

(a)          Corporate Bonus Practices.

(i)          The Enhabit Group shall be responsible for determining all bonus awards that would otherwise be payable under the Enhabit Non-Equity Incentive Practices to Enhabit Group Employees or Former Enhabit Group Employees for any performance periods that are open when the Effective Time occurs.  The Enhabit Group shall also determine for Enhabit Group Employees or Former Enhabit Group Employees (A) the extent to which established performance criteria (as interpreted by the Enhabit Group, in its sole discretion) have been met, and (B) the payment level for each Enhabit Group Employee or Former Enhabit Group Employee.  The Enhabit Group shall assume all Liabilities with respect to any such bonus awards payable to Enhabit Group Employees or Former Enhabit Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the Encompass Group shall have any obligations with respect thereto.

(ii)          The Encompass Group shall be responsible for determining all bonus awards that would otherwise be payable under the Encompass Non-Equity Incentive Practices to Encompass Group Employees or Former Encompass Group Employees for any performance periods that are open when the Effective Time occurs.  The Encompass Group shall also determine for Encompass Group Employees or Former Encompass Group Employees (A) the extent to which established performance criteria (as interpreted by the Encompass Group, in its sole discretion) have been met, and (B) the payment level for each Encompass Group Employee or Former Encompass Group Employee.  The Encompass Group shall retain (or assume as necessary) all Liabilities with respect to any such bonus awards payable to Encompass Group Employees or Former Encompass Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the Enhabit Group shall have any obligations with respect thereto.

(b)          Other Cash Incentive Plans.

(i)          No later than the Effective Time, the Encompass Group shall continue to retain (or assume as necessary) any cash incentive plan for the exclusive benefit of Encompass Group Employees and Former Encompass Group Employees, whether or not sponsored by the Encompass Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

(ii)          No later than the Effective Time, the Enhabit Group shall continue to retain (or assume as necessary) any cash incentive plan for the exclusive benefit of Enhabit Group Employees and Former Enhabit Group Employees, whether or not sponsored by the Enhabit Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

ARTICLE V
QUALIFIED RETIREMENT PLANS

Section 5.01. Encompass 401(k) Plan.  At the Effective Time, Encompass shall retain, and no member of the Enhabit Group shall assume or retain sponsorship of, or any Assets and Liabilities with respect to, the Encompass 401(k) Plan.

Section 5.02. Enhabit 401(k) Plan.  Each Enhabit Group Employee employed by a member of the Enhabit Group on the Distribution Date who immediately prior to the Distribution Date was an active participant in the Encompass 401(k) Plan shall be eligible to participate in the Enhabit 401(k) Plan as of the Separation Date to the extent that such Enhabit Group Employee was eligible to participate in the Encompass 401(k) Plan, as of immediately prior to the Separation Date.

Section 5.03. Rollover of Account Balances.  As soon as practical after the Effective Time, Encompass and Enhabit shall take any and all actions as may be required to permit each Enhabit Group Employee who has an account balance in the Encompass 401(k) Plan to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code if applicable) in an amount equal to the entire eligible rollover distribution distributable to such Enhabit Group Employee from the Encompass 401(k) Plan to the Enhabit 401(k) Plan.  Such transfer shall be made in cash.

ARTICLE VI
NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01. Encompass Deferred Compensation Plans.  Encompass shall, or shall cause a member of the Encompass Group to, assume and retain all Liabilities and Assets with respect to the Encompass Deferred Compensation Plans and any related rabbi trusts with respect to Employees, Former Employees, Directors and Transferred Directors whether arising before, on or after the Distribution Date and no member of the Enhabit Group shall assume or retain any Liabilities and Assets with respect to the Encompass Deferred Compensation Plans and any related rabbi trusts.  Following the Effective Time, no Enhabit Group Employee, Former Enhabit Group Employee or Transferred Director shall be credited with any additional service under the Encompass Deferred Compensation Plans;  provided that, any Enhabit Group Employee who is a participant in the Encompass Health Corporation Nonqualified 401(k) Plan immediately prior to the Effective Time and has made an irrevocable salary or bonus deferral election for the 2022 calendar year with respect to such plan shall be credited under such plan with any salary or bonus deferral amounts made pursuant to such election.  In connection with the forgoing, promptly following, but in no event later than 30 days following, each Enhabit payroll period pertaining to any such salary or bonus deferral amount, Enhabit shall remit to Encompass such deferral amount.

Section 6.02. Adjustment of Encompass Shares under the Director Deferred Compensation Plan.  All Encompass Shares notionally credited to a participant’s account under the Director Deferred Compensation Plan immediately prior to the Effective Time shall be adjusted from and after the Effective Time so that with respect to a participant in the Director Deferred Compensation Plan immediately following the Effective Time, the number of Encompass Shares notionally credited as of the Effective Time under the Director Deferred Compensation Plan shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (A) the number of Encompass Shares notionally credited under such Director Deferred Compensation Plan immediately prior to the Effective Time by (B) the Encompass Ratio.

Section 6.03. Participation; Distributions.  The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement shall trigger a payment or distribution of compensation under any of the Encompass Deferred Compensation Plans for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any such plan shall occur upon such participant’s separation from service from the Encompass Group or Enhabit Group or at such other time as provided in the applicable deferred compensation plan or participant’s deferral election.

Section 6.04. Deferred Compensation Notice Requirements Regarding Transferred Directors.  In the event that any Enhabit Group Employee or Transferred Director who is participant in an Enhabit Deferred Compensation Plan terminates employment or service with the Enhabit Group, written notice of such termination shall be provided by Enhabit to Encompass within thirty (30) days following such termination of employment or service.

ARTICLE VII
WELFARE BENEFIT PLANS

Section 7.01. Welfare Plans.

(a)          Coverage under Enhabit Welfare Plans.  Each Enhabit Group Employee employed by a member of the Enhabit Group on the Separation Date who immediately prior to the Separation Date was an active participant in an Encompass Welfare Plan shall be eligible to participate in the analogous Enhabit Welfare Plan as of the Separation Date to the extent that such Enhabit Group Employee was eligible to participate in each such Encompass Welfare Plan as of immediately prior to the Separation Date.

(b)          Allocation of Welfare Plan Liabilities.  All outstanding Liabilities relating to, arising out of, or resulting from health and welfare claims incurred by or on behalf of Enhabit Group Employees and Former Enhabit Group Employees under the Encompass Welfare Plans before the Distribution Date including claims incurred by not reported, shall be retained by the Encompass Welfare Plans.

Section 7.02. COBRA.  The Encompass Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Encompass Welfare Plans with respect to any Encompass Group Employees and any Former Encompass Group Employees (and their covered dependents) who experience a qualifying event under COBRA before, as of, or after the Effective Time, including, where applicable, administration of the COBRA premium assistance subsidy under the American Rescue Plan Act of 2021.  Effective as of the Effective Time, the Enhabit Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Enhabit Welfare Plans with respect to any Enhabit Group Employees or Former Enhabit Group Employees (and their covered dependents) who experience a qualifying event under the Enhabit Welfare Plans and/or the Encompass Welfare Plans before, as of, or after the Effective Time.  The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

ARTICLE VIII
MISCELLANEOUS

Section 8.01. Preservation of Rights to Amend.  Except as set forth in this Agreement, the rights of each member of the Encompass Group and each member of the Enhabit Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.02. Fiduciary Matters.  Encompass and Enhabit each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.03. Information Sharing and Access.

(a)          Sharing of Information.  Subject to any limitations imposed by applicable Law, each of Encompass and Enhabit (acting directly or through members of the Encompass Group or the Enhabit Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement.  Such information shall include information relating to equity awards under stock plans.  To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b)          Access to Records.  To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the Encompass Group and members of the Enhabit pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(c)          Maintenance of Records.  With respect to retaining and destroying, all Employee-related information, Encompass and Enhabit shall comply with Section 6.4 of the Separation and Distribution Agreement (Record Retention) and the requirements of applicable Law.

(d)          Cooperation.  Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the Internal Revenue Service, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(e)          Confidentiality.  Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement (Confidentiality) and the requirements of applicable Law.

Section 8.04. Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder.  There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.  The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 8.05. Further Assurances.  Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.06. Dispute Resolution.  The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.07. Incorporation of Separation and Distribution Agreement Provisions.  Article X of the Separation and Distribution Agreement (other than Section 10.4 (Third-Party Beneficiaries) and Section 10.19 (Ancillary Agreements)) is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

ENCOMPASS HEALTH CORPORATION

By:	/s/ Patrick Darby
	Name:	Patrick Darby
	Title:	Executive Vice President, General Counsel and Secretary

ENHABIT, INC.

By:	/s/ Barbara A. Jacobsmeyer
	Name:	Barbara A. Jacobsmeyer
	Title:	President and Chief Executive Officer